Castle Brands Announces Fiscal 2012 Second Quarter Results

Net Sales Increase 14% on Strong Case Sales Growth

NEW YORK— November 14, 2011 — Castle Brands Inc. (NYSE Amex: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the three and six month periods ended September 30, 2011.

Operating Highlights for quarter ended September 30, 2011:

•	EBITDA, as adjusted, improved by 54.3% to a loss of ($0.5) million, compared to a loss of ($1.1) million for the second quarter of 2010

•	Total case sales increased 9.8% to 86,148 cases compared to 78,453 cases in the prior fiscal year period

•	Whiskey case sales increased 65.5% led by Clontarf and the introduction of Jefferson’s Rye

•	Liqueur case sales increased 10.1% led by Pallini Limoncello and Travis Hasse’s Original® Pie Liqueurs

•	U.S. case sales increased 8% in the second quarter, compared to the prior fiscal year period driven by organic growth and the momentum of Gosling’s rums, Pallini Limoncello, Jefferson’s Bourbons and Clontarf Irish whiskey

“We continue to execute upon our strategy and increase net sales year-over-year, bringing us closer to profitability. The positive momentum we are experiencing in our business reflects the strength of our global portfolio of premium brands, such as Gosling’s rum, Jefferson’s Bourbons and Pallini Limoncello,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands. “We are excited by the positive trends our brands are experiencing in the market, which we attribute to new strategic distribution relationships, our experienced sales team and effective marketing tactics. We are selectively pursuing new brands, joint ventures and acquisitions in an effort to further enhance our portfolio.”

“One of the great successes that we have had in our strategy to lower costs is the dramatic improvements made to our supply chains and cost structures. These enhancements include effectively streamlining our international distribution operations and making certain inventory and personnel reductions. We anticipate the benefits from these changes to continue to have a positive effect on our business and play a major role in our ability to achieve profitability,” stated John Glover, Chief Operating Officer of Castle Brands.

In the fiscal 2012 second quarter, the Company had net sales of $9.4 million, a 14.4% increase from $8.2 million in the prior year period. Loss from operations was ($0.8) million for the three months ended September 30, 2011, an improvement of 42.8% from a loss of ($1.4) million for the comparable fiscal 2011 period. Including the ($0.05) million dividend accrued under the terms of the Series A Preferred Stock, the Company had a net loss attributable to common shareholders of ($1.0) million, or $(0.01) per basic and diluted share, in the fiscal 2012 second quarter, compared to a net loss attributable to common shareholders of ($1.6) million or $(0.02) per basic and diluted share, in the comparable fiscal 2011 period.

EBITDA, as adjusted, for the second quarter of fiscal 2012 improved to a loss of ($0.5) million, compared to a loss of ($1.1) million for the prior-year period.

In the first six months of fiscal 2012, the Company had net sales of $16.8 million, a 17.2% increase from $14.3 million in the prior year period. Loss from operations was ($2.1) million for the six months ended September 30, 2011, an improvement of 31.2% from a loss of ($3.1) million for the comparable fiscal 2011 period. Including the ($0.4) million deemed dividend recognized in the six months ended September 2011 as a result of the calculated beneficial conversion feature and accrued dividends in connection with the Series A Preferred Stock transaction, the Company had a net loss attributable to common shareholders of ($3.1) million, or $(0.03) per basic and diluted share, in the first six months of fiscal 2012, compared to a net loss attributable to common shareholders of ($3.4) million or $(0.03) per basic and diluted share, in the comparable fiscal 2011 period.

EBITDA, as adjusted, for the first six months of fiscal 2012 improved to a loss of ($1.6) million, compared to a loss of ($2.5) million for the prior-year period.

Non-GAAP Financial Measures
EBITDA, as adjusted
Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, non-cash compensation expense and net change in fair value of warrants payable is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original®Liqueurs and TierrasTM tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:
KCSA Strategic Communications
Todd Fromer / Garth Russell
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com
www.kcsa.com

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
Sales, net*	$9,399,954	$8,218,574	$16,792,338	$14,329,069
Cost of sales*	6,107,115	5,194,853	10,753,210	9,079,404
Reversal of provision for obsolete inventory	—	—	—	(24,589)

Gross profit	3,292,839	3,023,721	6,039,128	5,274,254

Selling expense	2,656,399	2,806,555	5,263,180	5,318,008
General and administrative expense	1,185,713	1,343,037	2,454,113	2,588,036
Depreciation and amortization	225,811	229,745	453,956	465,476

Loss from operations	(775,084)	(1,355,616)	(2,132,121)	(3,097,266)

Other income	—	—	—	957
Other expense	—	(300)	—	(300)
Gain (loss) from equity investment in non-consolidated affiliate	108	—	(17,349)	—
Foreign exchange loss	(116,387)	(111,761)	(238,462)	(54,246)
Interest expense, net	(176,731)	(71,697)	(354,272)	(97,240)
Net change in fair value of warrant liability	209,899	—	185,025	—
Income tax benefit	37,038	37,038	74,076	74,076

Net loss	(821,157)	(1,502,336)	(2,483,103)	(3,174,019)
Net income attributable to noncontrolling interests	(99,514)	(134,851)	(204,578)	(185,976)

Net loss attributable to controlling interests	(920,671)	(1,637,187)	(2,687,681)	(3,359,995)

Dividend to preferred shareholders	(49,927)	—	(379,387)	—

Net loss attributable to common shareholders	$(970,598)	$(1,637,187)	$(3,067,069)	$(3,359,995)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.02)	$(0.03)	$(0.03)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	107,452,007	107,202,145	107,327,758	107,650,369

• Sales, net and Cost of sales include excise taxes of $1,497,879 and $1,232,857 for the three months ended September 30, 2011 and 2010, respectively, and $2,713,498 and $2,293,253 for the six months ended September 30, 2011 and 2010, respectively.

See accompanying notes to the unaudited condensed consolidated financial statements.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net loss attributable to common shareholders	$(970,598)	$(1,637,187)	$(3,067,06)	$(3,359,995)

Adjustments:
Interest expense, net	176,731	71,697	354,272	97,240
Income tax benefit	(37,038)	(37,038)	(74,076)	(74,076)
Depreciation and amortization	225,811	229,745	453,956	465,476

EBITDA (loss)	(605,094)	(1,372,783)	(2,332,917)	(2,871,355)

Allowance for doubtful accounts	11,123	14,864	18,034	29,664
Allowance for obsolete inventory	—	—	—	(24,589)
Stock-based compensation expense	52,737	48,404	84,513	84,693
Other income	—	—	—	(957)
Other expense	—	300	—	300
Gain (loss) from equity investment in non-consolidated affiliate	(108)	—	17,349	—
Foreign exchange loss	116,386	111,761	238,463	54,246
Net change in fair value of warrant liability	(209,899)	—	(185,025)	—
Net income attributable to noncontrolling interests	99,515	134,851	204,578	185,976
Dividend to preferred shareholders	49,927	—	379,387	—

EBITDA, as adjusted	(485,413)	(1,062,603)	(1,575,618)	(2,542,022)

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